Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Tim Heffner	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.439.4532
theffner@foundrynet.com	miburg@foundrynet.com	jason.golz@fd.com
FOUNDRY NETWORKS RECEIVES STAFF DETERMINATION LETTER FROM NASDAQ
     Santa Clara, California—November 20, 2006— Foundry Networks™, Inc. (Nasdaq: FDRY), today announced that on November 14, 2006 it received an Additional Staff Determination letter from The Nasdaq Stock Market. The letter notified Foundry that its (previously announced) delay in filing its Form 10-Q for the quarter ended September 30, 2006 is an additional basis for Nasdaq to find that Foundry is not currently in compliance with Nasdaq’s listing requirements as set forth in Marketplace Rule 4310(c)(14). As a result, Foundry’s securities remain subject to delisting from The Nasdaq Global Select Market.
     Foundry received a similar letter on August 14, 2006 related to the delayed filing of its Form 10-Q for the quarter ended June 30, 2006. At that time, Foundry made a request for a hearing and subsequently appeared before the Nasdaq Listing Qualifications Panel.
     Foundry intends to respond to this most recent letter from Nasdaq. While the Listing Qualifications Panel’s review is underway, Foundry’s shares will remain listed on The Nasdaq Global Select Market. However, an adverse determination by the Listing Qualifications Panel could result in Foundry’s securities being delisted from The Nasdaq Global Select Market.
About Foundry Networks
Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s over 10,000 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.
Forward-Looking Statements
This press release contains forward-looking statements, as defined under federal securities laws. These forward-looking statements include the statements regarding the Company’s expectations as to the potential delisting of its common stock from The Nasdaq Global Select Market and the timing of the filing of its Quarterly Reports on Form 10-Q and announcement of its financial results. These statements are just predictions and are not historical facts or guarantees of future performance or events and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. These risks include, but are not limited to, (i) the Company failing to file a response to the Additional Staff Determination letter and/or failing to obtain a stay from the delisting of its securities and an extension to file its Quarterly Report on Form 10-Q from Nasdaq; (ii) the possibility that even in the event the Company is successful in obtaining a stay from delisting and an extension to file its Quarterly Reports on Form 10-Q from Nasdaq, the Company might, for the same as yet unknown reason not be able to comply with the Nasdaq listing requirements and may, at the end of the extension period, if any, be delisted; and (iii) other events and other important factors disclosed previously and from time to time in the Company’s filings with the Securities and Exchange Commission. Foundry assumes no obligation to update the information in this press release.